Exhibit 21.1
SUBSIDIARY LIST OF
TTM TECHNOLOGIES, INC.

Name of Subsidiary	State or Sovereign Power of Incorporation
TTM Technologies, Inc.	Delaware
Power Circuits, Inc.	California
TTM Advanced Circuits, Inc.	Minnesota
TTM Printed Circuit Group, Inc.	Delaware
TTM Technologies International, Inc.	Delaware
TTM Technologies International (Switzerland) GmbH	Switzerland
TTM Technologies (Ireland) Limited	Ireland
TTM Technologies (Ireland) EU Limited	Ireland
TTM Iota Limited	Bermuda
TTM Technologies (Shanghai) Co. Ltd.	China
TTM Hong Kong Limited	Hong Kong